Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Cesca Therapeutics, Inc. on Form S-1 of our report dated September 21, 2017, with respect to our audits of the consolidated financial statements of Cesca Therapeutics, Inc. as of June 30, 2017 and 2016 and for the years ended June 30, 2017 and 2016 appearing in the Annual Report on Form 10-K of Cesca Therapeutics, Inc. for the year ended June 30, 2017. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum LLP

Marcum LLP
New York, NY
January 23, 2018